EXHIBIT 99

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Foot Locker, Inc.:

We have reviewed the accompanying condensed consolidated balance sheets of Foot Locker, Inc. and subsidiaries as of July 31, 2004 and August 2, 2003, and the related condensed consolidated statements of operations and the condensed consolidated statements of comprehensive income for the thirteen and twenty-six weeks ended July 31, 2004 and August 2, 2003, and the condensed consolidated statements of cash flows for the twenty-six weeks ended July 31, 2004 and August 2, 2003.  These condensed consolidated financial statements are the responsibility of Foot Locker, Inc.’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the auditing standards generally accepted in the United States of America, the consolidated balance sheet of Foot Locker, Inc. and subsidiaries as of January 31, 2004, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the year then ended (not presented herein); and in our report dated March 2, 2004, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of January 31, 2004, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ KPMG LLP

New York, New York August 19, 2004, except as to Note 16,

which is as of August 20, 2004.